Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS
El Segundo, CA - February 21, 2019 - Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software, today announced results for the quarter ended December 31, 2018.

Fourth Quarter 2018 Financial Highlights

•	Total revenue was $170.2 million, up 29% compared to $132.5 million in the fourth quarter of 2017.

•	GAAP net income was $42.7 million, up 6% compared to $40.2 million in the fourth quarter of 2017.

•	GAAP net income per fully diluted share was $2.30, up 7% compared to $2.15 in the fourth quarter of 2017.

•	Non-GAAP adjusted EBITDA was $71.3 million, up 11% compared to $64.1 million in the fourth quarter of 2017.

•	Non-GAAP adjusted income per fully diluted share was $3.73, down 20% compared to $4.68 in the fourth quarter of 2017.

“We are pleased with our fourth quarter and fiscal 2018 financial performance,” said Ken McBride, Stamps.com's Chairman and CEO. “We achieved strong financial results driven by exceptional execution in our shipping business and we completed our strategic acquisition of MetaPack which has positioned Stamps.com as the leading global e-commerce shipping software company. We are well positioned to successfully compete on a global scale with a focus on driving long-term value for our customers, partners and shareholders.”

Fourth Quarter 2018 Detailed Results
Fourth quarter 2018 total revenue was $170.2 million, up 29% compared to the fourth quarter of 2017. Fourth quarter 2018 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $165.4 million, up 29% versus the fourth quarter of 2017. Fourth quarter 2018 Customized Postage revenue was $4.8 million, up 23% versus the fourth quarter of 2017.
Fourth quarter 2018 GAAP income from operations was $54.0 million, GAAP net income was $42.7 million, and GAAP net income per share was $2.30 based on 18.6 million fully diluted shares outstanding. This compares to fourth quarter 2017 GAAP income from operations of $51.5 million, GAAP net income of $40.2 million, and GAAP net income per share of $2.15 based on 18.7 million fully diluted shares outstanding. Fourth quarter 2018 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share increased by 5%, 6% and 7% year-over-year, respectively.
Fourth quarter 2018 GAAP income from operations included $10.0 million of non-cash stock-based compensation expense and $5.6 million of non-cash amortization of acquired intangibles. Fourth quarter 2018 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Fourth quarter 2018 GAAP income tax expense was $10.6 million and non-GAAP income tax benefit was $0.5 million, resulting in an $11.1 million non-GAAP tax benefit adjustment. The non-GAAP tax benefit adjustment primarily reflects the tax impact from reconciling the projected 2018 non-GAAP effective tax rates used in the prior three quarters of 2018 to the actual non-GAAP effective tax rate for fiscal year 2018. See the section later in this release entitled, “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, fourth quarter 2018 non-GAAP income from operations was $69.6 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax benefit adjustment, fourth quarter 2018 non-GAAP adjusted income was $69.4 million or $3.73 per share based on 18.6 million fully diluted shares outstanding.
Fourth quarter 2017 GAAP income from operations included $7.2 million of non-cash stock-based compensation expense and $4.0 million of non-cash amortization of acquired intangibles. Fourth quarter 2017 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Fourth quarter 2017 GAAP income tax expense was $10.5 million and non-GAAP income tax benefit was $25.5 million, resulting in a $36.0 million non-GAAP tax benefit adjustment. The non-GAAP tax benefit adjustment primarily reflects the tax impact from reconciling the projected 2017 non-GAAP effective tax rates used in the prior three quarters of 2017 to the actual non-GAAP effective tax rate for fiscal year 2017. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, fourth quarter 2017 non-GAAP income from operations was $62.7 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax benefit adjustment, fourth quarter 2017 non-GAAP adjusted income was $87.5 million or $4.68 per share based on 18.7 million fully diluted shares outstanding.
Therefore, fourth quarter 2018 non-GAAP income from operations increased by 11% year-over-year, and non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share decreased by 21% and 20% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of GAAP to Non-GAAP Financial Measures (Fourth Quarter 2018)

Fourth Quarter Fiscal 2018
All amounts in millions except		Stock-Based	Intangible	Debt
per share data:	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$38.82	$0.96	$—	$—	$—	$37.86
Research & Development	17.75	2.53	—	—	—	15.22
Sales & Marketing	33.80	2.07	—	—	—	31.73
General & Administrative	25.83	4.44	5.55	—	—	15.84
Total Expenses	116.19	10.00	5.55	—	—	100.64

Income (Loss) from Operations	54.04	(10.00)	(5.55)	—	—	69.59

Interest and Other Income (Loss)	(0.79)	—	—	(0.09)	—	(0.70)

Benefit (Expense) for Income Taxes	(10.58)	—	—	—	(11.06)	0.48

Adjusted Income (Loss)	42.66	(10.00)	(5.55)	(0.09)	(11.06)	69.37

On a diluted per share basis	$2.30	$(0.54)	$(0.30)	$(0.01)	$(0.60)	$3.73

Shares used in per share calculation	18.58	18.58	18.58	18.58	18.58	18.58

Reconciliation of GAAP to Non-GAAP Financial Measures (Fourth Quarter 2017)

Fourth Quarter Fiscal 2017		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$20.87	0.34	$—	$—	$—	$20.53
Research & Development	12.02	1.98	—	—	—	10.04
Sales & Marketing	25.20	1.09	—	—	—	24.11
General & Administrative	22.87	3.75	4.00	—	—	15.12
Total Expenses	80.96	7.16	4.00	—	—	69.81

Income (Loss) from Operations	51.50	(7.16)	(4.00)	—	—	62.66

Interest and Other Income (Loss)	(0.79)	—	—	(0.09)	—	(0.69)

Benefit (Expense) for Income Taxes	(10.52)	—	—	—	(36.00)	25.48

Adjusted Income (Loss)	40.20	(7.16)	(4.00)	(0.09)	(36.00)	87.45

On a diluted per share basis	$2.15	$(0.38)	$(0.21)	$—	$(1.93)	$4.68

Shares used in per share calculation	18.70	18.70	18.70	18.70	18.70	18.70

Fourth Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA

Fourth quarter 2018 GAAP net income was $42.7 million, up 6% compared to $40.2 million in the fourth quarter of 2017.

Fourth quarter 2018 non-GAAP adjusted EBITDA was $71.3 million, up 11% compared to $64.1 million in the fourth quarter of 2017.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

Fourth Quarter	Three Months ended
All amounts in millions	December 31,
	2018	2017

GAAP Net Income (Loss)	$42.66	$40.2

Depreciation and Amortization expense	$7.24	$5.39
Interest & Other Expense (Income), net	$0.79	$0.79
Income Tax Expense (Benefit), net	$10.58	$10.52

Stock-based Compensation Expense	$10.00	$7.16

Adjusted EBITDA	$71.28	$64.05

2018 Detailed Results

2018 total revenue was $586.9 million, up 25% compared to 2017. 2018 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $567.3 million, up 26% versus 2017. 2018 Customized Postage revenue was $19.6 million, up 2% versus 2017.
2018 GAAP income from operations was $194.4 million, GAAP net income was $168.6 million, and GAAP net income per share was $8.99 based on 18.8 million fully diluted shares outstanding. This compares to 2017 GAAP income from operations of $163.5 million, GAAP net income of $150.6 million, and GAAP net income per share of $8.19 based on fully diluted shares outstanding of 18.4 million. 2018 GAAP income from operations, GAAP net income and GAAP income per fully diluted share increased by 19%, 12%, and 10% year-over-year, respectively.
2018 GAAP income from operations included $36.3 million of non-cash stock-based compensation expense, $18.3 million of non-cash amortization of acquired intangibles, and $3.1 million of transaction related expenses associated with the MetaPack acquisition and legal settlement expense related to the class action wage and hours case filed against us in February 2018. 2018 GAAP net income also included $374 thousand of non-cash amortization of debt issuance costs and $1.0 million of foreign currency loss related to the MetaPack acquisition. 2018 GAAP income tax expense was $22.3 million and non-GAAP income tax expense was $29.2 million resulting in a non-GAAP tax expense adjustment of $6.9 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2018. See the section later in this release entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, and transaction related expenses associated with the MetaPack acquisition, and legal settlement expense, 2018 non-GAAP income from operations was $252.2 million. Also excluding non-cash amortization of debt issuance costs and foreign currency loss related to the MetaPack acquisition, and including the non-GAAP tax expense adjustment, 2018 non-GAAP adjusted income was $220.9 million or $11.78 per share based on 18.8 million fully diluted shares outstanding.
2017 GAAP income from operations included $40.8 million of non-cash stock-based compensation expense, $16.0 million of non-cash amortization of acquired intangibles, $6.0 million of executive consulting expense, and $1.9 million of one-time insurance proceeds relating to a prior legal settlement. 2017 GAAP net income also included $374 thousand of non-cash amortization of debt issuance costs. 2017 GAAP income tax expense was $9.6 million and non-GAAP income tax expense was $13.3 million resulting in a non-GAAP tax expense adjustment of $3.7 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2017. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, executive consulting expense, and one-time insurance proceeds, 2017 non-GAAP income from operations was $224.5 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, 2017 non-GAAP adjusted income was $208.2 million or $11.33 per share based on 18.4 million fully diluted shares outstanding.
Therefore, 2018 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share increased by 12%, 6% and 4% year-over-year, respectively.

Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):
Reconciliation of Non-GAAP to GAAP Financial Measures (2018)

For the Year Ended December 31, 2018		Stock-Based	Intangible	Acquisition and	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Litigation	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Settlement	Expense	Adjustments	Amounts
				Expenses

Cost of Revenues	$126.91	$2.95	$—	$—	$—	$—	$123.95
Research & Development	56.59	8.12	—	—	—	—	48.47
Sales & Marketing	112.08	6.89	—	—	—	—	105.19
General & Administrative	96.95	18.38	18.29	3.14	—	—	57.13
Total Expenses	392.53	36.35	18.29	3.14	—	—	334.75

Income (Loss) from Operations	194.4	(36.35)	(18.29)	(3.14)	—	—	252.18

Interest and Other Income (Loss)	(3.49)	—	—	(1.03)	(0.37)	—	(2.08)

Benefit (Expense) for Income Taxes	(22.27)	—	—	—	—	6.91	(29.18)

Adjusted Income (Loss)	168.64	(36.35)	(18.29)	(4.17)	(0.37)	6.91	220.93

On a diluted per share basis	$8.99	$(1.94)	$(0.98)	$(0.22)	$(0.02)	$0.37	$11.78

Shares used in per share calculation	18.76	18.76	18.76	18.76	18.76	18.76	18.76

Reconciliation of Non-GAAP to GAAP Financial Measures (2017)

For the Year Ended December 31, 2017		Stock-Based	Intangible	Executive	One-time	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Consulting	Insurance	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expenses	Proceeds	Expense	Adjustments	Amounts

Cost of Revenues	$79.23	$1.77	$—	$—	$—	$—	$—	$77.45
Research & Development	46.21	9.03	—	—	—	—	—	37.17
Sales & Marketing	91.22	7.29	—	—	—	—	—	83.93
General & Administrative	88.55	22.73	15.99	6.00	(1.86)	—	—	45.68
Total Expenses	305.21	40.83	15.99	6.00	(1.86)	—	—	244.24

Income (Loss) from Operations	163.50	(40.83)	(15.99)	(6.00)	1.86	—	—	224.46

Interest and Other Income (Loss)	(3.26)	—	—	—	—	(0.37)	—	(2.88)

Benefit (Expense) for Income Taxes	(9.65)	—	—	—	—	—	3.69	(13.34)

Adjusted Income (Loss)	150.60	(40.83)	(15.99)	(6.00)	1.86	(0.37)	3.69	208.24

On a diluted per share basis	$8.19	$(2.22)	$(0.87)	$(0.33)	$0.10	$(0.02)	$0.20	$11.33

Shares used in per share calculation	18.39	18.39	18.39	18.39	18.39	18.39	18.39	18.39

2018 GAAP Net Income and Non-GAAP Adjusted EBITDA

2018 GAAP net income was $168.6 million, up 12% compared to $150.6 million in 2017.

2018 non-GAAP adjusted EBITDA was $258.0 million, up 12% compared to $229.9 million in 2017.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this release and is reconciled to GAAP net income in the following table (unaudited):

Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Income (2017 and 2018)

	Twelve Months ended
All amounts in millions	December 31,
	2018	2017

GAAP Net Income (Loss)	$168.64	$150.60

Depreciation and Amortization expense	$24.10	$21.44
Interest & Other Expense (Income), net	$3.49	$3.26
Income Tax Expense (Benefit), net	$22.27	$9.65

Stock-based Compensation Expense	$36.35	$40.83
Executive Consulting Expense	$ --	$6.00
One-time Insurance proceeds	$ --	$(1.86)
Acquisition and Litigation Settlement Expenses	$3.14	$ --

Adjusted EBITDA	$257.99	$229.92

Taxes
For the fourth quarter of 2018, the Company reported a GAAP income tax expense of $10.6 million representing an effective tax rate of 19.9%. For the fourth quarter of 2017, the Company reported a GAAP income tax expense of $10.5 million representing an effective tax rate of 20.7%.
For 2018, the Company reported a GAAP income tax expense of $22.3 million representing an effective tax rate of 11.7%. For 2017, the Company reported a GAAP income tax expense of $9.6 million representing an effective tax rate of 6.0%. The higher effective GAAP tax rate in 2018 was primarily related to fewer employee stock option exercises in 2018, resulting in lower tax benefits compared to 2017. Our fiscal year 2018 GAAP net income and effective tax rate should be understood to have been positively impacted by employee stock option exercises. The 2018 GAAP effective tax rate of 11.7% should not be assumed to apply for 2019 as employee stock option exercises are inherently unpredictable and actual 2019 employee stock option exercises could differ materially from those in 2018 which could have a material impact on our 2019 effective tax rate as compared to 2018. As discussed below under the heading, “About Non-GAAP Financial Measures,” we believe our effective tax rate for 2019 will be approximately 30%.

Share Repurchase and Debt Repayment
During the fourth quarter of 2018, the Company repurchased approximately 531 thousand shares at a total cost of approximately $88.5 million.
On January 18, 2019, the Company completed its current Board-approved share repurchase program, which expired upon completion of the authorized repurchase of $90 million of stock. The Board has not authorized a successor share repurchase program to the currently expired share repurchase program.
During the fourth quarter of 2018, the Company made a required principal repayment of $2.6 million against the borrowings under the Company’s existing credit agreement related to the Endicia acquisition. As of December 31, 2018, total debt under the credit agreement, excluding debt issuance costs, was $61.4 million.

Summary of our Updated Business Outlook
For fiscal year 2019, the Company currently expects its GAAP financial outlook to be as follows:

•	We expect total revenue to be in a range of approximately $540 million to $570 million.

•	We expect GAAP net income to be in a range of approximately $55 million to $69 million.

•	We expect GAAP net income per fully diluted share to be in a range of approximately $2.86 to $3.76.

•	We expect our 2018 effective tax rate to be 30.0%.
The above GAAP amounts, adjusted as detailed below, result in the following non-GAAP financial outlook:

•	We expect non-GAAP adjusted EBITDA to be in a range of approximately $145 million to $165 million.

•	We expect non-GAAP adjusted income per fully diluted share to be in a range of $5.15 to $6.15.
The Company plans to discuss certain strategic items during its conference call that impact our business outlook for 2019.

Detailed Discussion of our Business Outlook
As noted above, for 2019, the Company currently expects total revenue to be in a range of approximately $540 million to $570 million.
Also, for 2019, the Company currently expects GAAP net income to be in a range of approximately $55 million to $69 million.
The expected GAAP net income range includes depreciation and amortization expense of approximately $28 million, stock-based compensation expense of approximately $ 40 million, interest income and other income, net of approximately $1 million, and income tax expense of approximately $23 million to $29 million. Excluding the depreciation and amortization expense, stock-based compensation expense, interest income and other income, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $145 million to $165 million.
The following table is provided to facilitate a reconciliation of 2019 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2019 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$54.7	$68.7

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Depreciation and amortization expense	$27.5	$27.5
Stock-based compensation expense	$40.0	$40.0

Interest income and other income, net	$(0.6)	$(0.6)
Income tax expense	$23.4	$29.4
Total adjustments excluded from adjusted EBITDA	$90.3	$96.3

Adjusted EBITDA	$145.0	$165.0

As noted above, for 2019, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $2.86 to $3.76. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $40 million, non-cash amortization of acquired intangibles expense of approximately $22 million, and non-cash amortization of debt issuance costs of approximately $0.4 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense, and amortization of debt issuance costs, and including higher expected non-GAAP income taxes of approximately $19 million from the expected tax effects of these adjustments at an assumed 30% effective full-year tax rate, non-GAAP adjusted income per fully diluted share is expected to be in a range of $5.15 to $6.15.

The following table is provided to facilitate a reconciliation of 2019 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2019 Guidance
All amounts in millions except percentages and per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$2.86	$3.76

Adjustments to reconcile non-GAAP to GAAP:
Stock-based compensation expense	$40.0	$40.0
Amortization of acquired intangibles	$22.0	$22.0
Amortization of debt issuance costs	$0.4	$0.4
Total adjustments excluded from non-GAAP	$62.4	$62.4
Projected effective tax rate	30.0%	30.0%
Increased tax expense from non-GAAP adjustments	$18.7	$18.7
Total tax affected adjustments excluded from non-GAAP	$43.7	$43.7

Fully diluted shares	19.1	18.3
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$2.29	$2.39

Non-GAAP adjusted income per fully diluted share	$5.15	$6.15

This business outlook does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook also does not include the impact of foreign currency fluctuations, or other geopolitical events, such as trade negotiations or Brexit. This business outlook also does not include the impact of employee stock option exercises and any associated tax effects. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Ranges reflect our business assumptions, but actual results could fall outside the range presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Metrics and Conference Call
2018 Company metrics, updated to include the fourth quarter, is available at http://investor.stamps.com (under a tab on the left side called “Company Information, Metrics”). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy and MetaPack
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy and MetaPack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 300shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShippingEasy is a leading web-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShippingEasy integrates with leading marketplaces, shopping carts, and e-commerce platforms to allow order fulfillment and tracking data to populate in real time across all systems. The ShippingEasy software downloads orders from selling channels and automatically maps custom shipping preferences, rates and delivery options across all supported carriers.

MetaPack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. MetaPack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 450 carriers and 5,000 services available that span every country in the world.

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated balance sheet and consolidated statement of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures that: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, insurance proceeds; and (3) includes income tax adjustments provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.

Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares. Prior to the third quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income.

Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. The projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.

Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.

The projected non-GAAP full-year tax rate for 2019 is 30%.

Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.

The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (ii) the impact of foreign exchange fluctuations and geopolitical risks, and (iii) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2017 and its upcoming Annual Report on Form 10-K for the year ended December 31,2018, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks and ShippingEasy are registered trademarks of Stamps.com Inc. and its subsidiaries, and MetaPack is a trade mark of MetaPack registered in the UK Intellectual Property Office.  All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
	2018	2017	2018	2017
Revenues:
Service	$156,750	$118,638	$530,682	$411,272
Product	5,148	5,414	20,424	20,715
Insurance *	3,505	4,453	16,189	17,385
Customized postage	4,828	3,938	19,583	19,244
Other	—	24	52	93
Total revenues	170,231	132,467	586,930	468,709
Cost of revenues:
Service	33,560	14,647	101,921	51,931
Product	1,539	1,688	6,153	6,618
Insurance *	—	1,090	2,945	4,637
Customized postage	3,717	3,440	15,890	16,040
Total cost of revenues	38,816	20,865	126,909	79,226
Gross profit	131,415	111,602	460,021	389,483
Operating expenses:
Sales and marketing	33,800	25,204	112,080	91,222
Research and development	17,746	12,021	56,591	46,208
General and administrative	25,832	22,874	96,951	88,550
Total operating expenses	77,378	60,099	265,622	225,980
Income from operations	54,037	51,503	194,399	163,503

Foreign currency exchange gain (loss), net	(35)	—	(992)	—
Interest expense	(687)	(890)	(2,595)	(3,669)
Interest income and other income (loss), net	(73)	105	102	414
Income before income taxes	53,242	50,718	190,914	160,248
Income tax expense	10,581	10,518	22,272	9,645
Net income	$42,661	$40,200	$168,642	$150,603
Net income per share:
Basic	$2.37	$2.3	$9.39	$8.81
Diluted	$2.3	$2.15	$8.99	$8.19
Weighted average shares outstanding:
Basic	17,983	17,484	17,952	17,099
Diluted	18,578	18,699	18,762	18,387

*Beginning on October 1, 2018, insurance revenue represents the amount we receive from customers net of the costs paid to our insurance providers. For the periods presented prior to October 1, 2018, insurance revenue represented the gross amount charged to the customer for purchasing insurance and the related cost represented the amount paid to our insurance providers.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2018	2017

ASSETS
Cash and cash equivalents	$113,757	$153,903
Accounts receivable, net	83,595	80,797
Current income taxes	8,465	22,344
Prepaid expenses and other current assets	23,794	14,449
Property and equipment, net	36,337	37,507
Goodwill and intangible assets, net	545,569	320,695
Deferred income taxes, net	29,874	43,148
Other assets	11,383	6,261
Total assets	$852,774	$679,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses, and other liabilities	$152,642	$108,386
Debt, net of debt issuance costs	60,643	69,034
Deferred income taxes, net	18,665	—
Deferred revenue	7,159	3,871
Total liabilities	239,109	181,291

Stockholders' equity:
Common stock	56	55
Additional paid-in capital	1,049,669	962,227
Treasury stock	(528,529)	(387,545)
Retained earnings (accumulated deficit)	91,712	(76,930)
Accumulated other comprehensive income	757	6
Total stockholders' equity	613,665	497,813
Total liabilities and stockholders' equity	$852,774	$679,104